Exhibit 99.1

ITT Reports Strong 3rd Quarter Results Raises 2019 Earnings Guidance Announces $500 Million Share Repurchase Program

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--November 1, 2019--ITT Inc. (NYSE: ITT) today reported 2019 third-quarter financial results that reflected the company’s strong operational execution and share gain strategies in key global markets. The company is also raising its 2019 earnings per share guidance and announcing a $500 million share repurchase program.

Revenue	Segment OI Margin	EPS	Operating Cash Flow
+5%	-90 bps	+7%	-10%

Organic Revenue	Adj Segment OI Margin	Adj EPS	Adj Free Cash Flow
+4%	+90 bps	+18%	-9%
*Performance relative to comparable three months ended September 30, 2018.
  Revenue of $712 million +5%; Organic Revenue +4%
  Segment OI Margin of 15.0%; Adj Segment OI Margin of 16.6%
  EPS of $1.34 up 7%; Adj EPS of $0.97 up 18%
  Adj EPS Full Year Guidance Midpoint Increased to $3.74
  New $500 Million Share Repurchase Program

“I am proud of the hard work ITTers all around the world delivered with an intense focus on meeting our customers’ needs and generating productivity improvements. As a result of their efforts in the quarter, we grew revenue, expanded margins, and raised our adjusted full year EPS guidance midpoint to $3.74,” said ITT Inc. Chief Executive Officer and President Luca Savi. “Our diversified and resilient businesses delivered 5 percent revenue growth and 18 percent adjusted EPS growth to a record 97 cents per share. And our proactive cost containment actions and war chest of opportunities will help us continue to drive exceptional performance in increasingly uncertain global markets. In addition, the two close-to-core strategic acquisitions that we completed this year are already accretive to earnings and we will continue to pursue similar value creating acquisitions going forward. Lastly, consistent with our strong balance sheet and track record of solid returns to shareholders, we are announcing a new $40 million increase to our share repurchase authorization and a new $500 million indefinite term share repurchase program.”

Revenue and Orders

Revenue grew 5 percent, including a 2-point unfavorable impact from foreign exchange and 3-point benefit from our strategic Rheinhütte Pumpen and Matrix Composites acquisitions. Organic revenue (defined as total revenue excluding foreign exchange, acquisitions and divestitures) increased 4 percent, driven by the strength of our diversified portfolio as our industrial businesses grew 10 percent and transportation grew 2 percent, more than offsetting a 5 percent decline in oil and gas.

Organic orders declined 4 percent, due to pump project delays and difficult comparisons, along with slower industrial demand. Transportation orders were flat as growth in rail and commercial aerospace was offset by the timing of defense programs. Compared to the second quarter of 2019, the company’s third quarter organic orders were flat.

Segment Operating Income

Segment operating income declined 1 percent to $107 million and generated a margin of 15.0 percent, which included higher acquisition-related costs and restructuring charges. Adjusted segment operating income grew 10 percent to $118 million and produced a record margin of 16.6 percent. This improvement was driven by continued productivity and supply chain improvements and cost containment actions, as well as increased volume. These gains were partially offset by higher commodity costs and tariffs, and strategic investments.

Earnings Per Share

GAAP EPS grew to $1.34, compared to $1.25 in the prior year, primarily due to a $52 million increase in net asbestos benefit driven by effective insurance recovery strategies, partially offset by a $38 million gain on sale of a former connector operating location in the third quarter of 2018 and higher acquisition, restructuring, and legal costs. Adjusted EPS grew 18 percent to a record $0.97, reflecting the increase in adjusted segment operating income, a 21 percent reduction in corporate costs, and a lower tax rate.

Third-Quarter 2019 Business Segment Results

All quarterly results are compared to the respective prior-year period.

Motion Technologies

  Total revenue decreased 2 percent to $305 million, including a 4-point unfavorable impact from foreign exchange. Organic revenue increased 2 percent, reflecting global rail share gains and Friction OEM growth that outpaced the global market by 1,200 basis points1 with significant outperformance in North America, Europe, and China. These improvements were partially offset by weakness in the Wolverine business.
  Operating income decreased 3 percent and adjusted operating income increased 1 percent to $57 million, primarily reflecting operational improvements and the benefit of restructuring actions, offset by higher commodity costs, tariffs, strategic investments, and $2 million of unfavorable foreign exchange.
____________________
[1] Based on recognized auto industry data as of October 16, 2019

Industrial Process

  Total revenue increased 17 percent to $240 million, including a 9-point benefit from our Rheinhütte Pumpen acquisition and a 2-point unfavorable impact from foreign exchange. Organic revenue increased 10 percent reflecting pump project growth of 38 percent from strength in chemical and mining. The short-cycle portion of our business grew 2 percent on baseline pump strength, partially offset by lower service and industrial valves sales.
  Operating income decreased 7 percent to $22 million due to higher restructuring and acquisition-related costs. Adjusted operating income increased 31 percent to $31 million, primarily reflecting supply chain and productivity improvements, project execution, and the accretive impact from our Rheinhütte Pumpen acquisition, which was partially offset by unfavorable project mix, higher commodity costs, and incremental strategic investments.

Connect and Control Technologies

  Total revenue increased 1 percent to $168 million, including a 3-point benefit from our Matrix Composites acquisition and a 1-point unfavorable impact from foreign exchange. Organic revenue decreased 1 percent driven by lower defense components due to strong prior year program activity, as well as declines in industrial and oil and gas sales, partially offset by 7 percent growth in commercial aerospace.
  Operating income increased 9 percent to $28 million and adjusted segment operating income increased 11 percent to $30 million, driven by benefits from productivity and supply chain improvements and restructuring actions, which were partially offset by an increase in commodity costs and negative mix.

Annual Asbestos Remeasurement

The company recognized a $68 million pre-tax net benefit in the third quarter reflecting the annual remeasurement of its asbestos liability and related insurance assets. This benefit was driven by effective insurance recovery strategies and is excluded from the adjusted results and adjusted guidance. During 2019, the company has reduced the net asbestos liability by 11 percent. The company also forecasts no change in the net annual average after-tax cash flow projections compared to the prior year’s projection.

Guidance

Based on the strong third quarter performance and incremental productivity gains and cost actions expected for the fourth quarter of 2019, ITT is raising and tightening its Adjusted EPS guidance to a range of $3.73 to $3.75 from the previous range of $3.58 to $3.68. The raise represents an 11 cent increase to the mid-point from our prior guidance and a 16 percent increase compared to the prior year. The company is also raising its previously announced 2019 full-year GAAP EPS guidance to a range of $3.63 to $3.67. There is no change to the previous revenue or organic revenue guidance of up 3 to 5 percent.

Share Repurchase Update

On October 30, 2019, the company’s Board of Directors approved a $40 million share repurchase authorization to effectively close out our $1 billion share repurchase program. In addition, the Board approved a new $500 million share repurchase program with an indefinite term. The company’s capital deployment priorities are focused on funding strategic organic investments and close-to-core acquisitions, while also returning value to shareholders.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, November 15, 2019, at midnight. For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here. All references to EPS are defined as diluted earnings per share from continuing operations.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  uncertainties regarding our exposure to pending and future asbestos claims and related liabilities and insurance recoveries;
  uncertain global economic and capital markets conditions, including trade disputes between the U.S. and its trading partners;
  risks due to our operations and sales outside the U.S. and in emerging markets;
  fluctuations in foreign currency exchange rates;
  fluctuations in customers’ levels of capital investment and maintenance expenditures, especially in the oil and gas, chemical, and mining markets;
  failure to compete successfully in our markets;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  failure to integrate acquired businesses or achieve expected benefits from such acquisitions;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  failure to manage the distribution of products and services effectively;
  loss of or decrease in sales from our most significant customer;
  fluctuations in our effective tax rate;
  failure to retain existing senior management, engineering and other key personnel and attract and retain new qualified personnel;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  the risk of cybersecurity breaches;
  changes in laws relating to the use and transfer of personal and other information;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  fluctuations in the level of returns on our postretirement benefit plans;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, export controls and trade sanctions, including recently announced tariffs;
  risk of product liability claims and litigation; and
  risk of liabilities from past divestitures and spin-offs.

More information on factors that could cause actual results or events to differ materially from those anticipated is included in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018 (particularly under the caption “Risk Factors”), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
For the Periods Ended September 30	2019	2018	2019	2018
Revenue	$711.9	$680.6	$2,127.3	$2,066.7
Costs of revenue	480.6	454.1	1,445.2	1,390.0
Gross profit	231.3	226.5	682.1	676.7
General and administrative expenses	69.5	68.0	187.5	196.6
Sales and marketing expenses	41.6	40.8	124.5	127.7
Research and development expenses	23.8	24.2	73.1	74.7
Loss (gain) on sale of long-lived assets	0.1	(40.0)	(0.3)	(40.5)
Asbestos-related benefit, net	(56.2)	(4.3)	(31.8)	(10.5)
Operating income	152.5	137.8	329.1	328.7
Interest and non-operating (income) expenses, net	(0.4)	0.7	(1.3)	4.0
Income from continuing operations before income tax expense	152.9	137.1	330.4	324.7
Income tax expense	34.1	25.9	73.1	42.4
Income from continuing operations	118.8	111.2	257.3	282.3
Loss from discontinued operations, net of tax benefit of $0.1, $0.0, $0.1 and $0.0, respectively	(0.1)	(0.1)	(0.2)	—
Net income	118.7	111.1	257.1	282.3
Less: Income attributable to noncontrolling interests	0.1	0.2	0.4	0.5
Net income attributable to ITT Inc.	$118.6	$110.9	$256.7	$281.8
Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$118.7	$111.0	$256.9	$281.8
Loss from discontinued operations, net of tax	(0.1)	(0.1)	(0.2)	—
Net income attributable to ITT Inc.	$118.6	$110.9	$256.7	$281.8
Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$1.35	$1.27	$2.93	$3.21
Net income	$1.35	$1.27	$2.93	$3.21
Diluted:
Continuing operations	$1.34	$1.25	$2.90	$3.18
Net income	$1.34	$1.25	$2.90	$3.18

Weighted average common shares – basic	87.8	87.6	87.7	87.7
Weighted average common shares – diluted	88.7	88.7	88.6	88.7

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$555.7	$561.2
Receivables, net	574.3	540.0
Inventories, net	414.6	380.5
Other current assets	161.7	163.4
Total current assets	1,706.3	1,645.1
Plant, property and equipment, net	521.7	518.8
Goodwill	909.8	875.9
Other intangible assets, net	147.7	136.1
Asbestos-related assets	330.0	309.6
Deferred income taxes	149.1	164.5
Other non-current assets	299.6	196.8
Total non-current assets	2,357.9	2,201.7
Total assets	$4,064.2	$3,846.8
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$122.7	$116.2
Accounts payable	340.4	339.2
Accrued liabilities	425.7	416.7
Total current liabilities	888.8	872.1
Asbestos-related liabilities	741.6	775.1
Postretirement benefits	196.2	208.2
Other non-current liabilities	237.7	166.5
Total non-current liabilities	1,175.5	1,149.8
Total liabilities	2,064.3	2,021.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 87.6 shares and 87.6 shares, respectively	87.6	87.6
Retained earnings	2,313.6	2,110.3
Total accumulated other comprehensive loss	(403.6)	(375.5)
Total ITT Inc. shareholders’ equity	1,997.6	1,822.4
Noncontrolling interests	2.3	2.5
Total shareholders’ equity	1,999.9	1,824.9
Total liabilities and shareholders’ equity	$4,064.2	$3,846.8

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (IN MILLIONS)

For the Nine Months Ended September 30	2019	2018
Operating Activities
Income from continuing operations attributable to ITT Inc.	$256.9	$281.8
Adjustments to income from continuing operations:
Depreciation and amortization	81.1	82.5
Equity-based compensation	12.3	16.9
Gain on sale of long-lived assets	(0.3)	(40.5)
Asbestos-related benefit, net	(31.8)	(10.5)
Other non-cash charges, net	25.8	10.1
Asbestos-related payments, net	(20.1)	(42.3)
Contributions to postretirement plans	(19.7)	(9.7)
Changes in assets and liabilities:
Change in receivables	(41.9)	(23.5)
Change in inventories	(28.2)	(22.2)
Change in contract assets	(13.4)	19.7
Change in contract liabilities	(9.1)	1.7
Change in accounts payable	3.6	(10.3)
Change in accrued expenses	(7.2)	(7.3)
Change in income taxes	23.3	6.0
Other, net	(9.6)	(5.8)
Net Cash – Operating activities	221.7	246.6
Investing Activities
Capital expenditures	(69.3)	(63.8)
Proceeds from sale of long-lived assets	1.4	42.7
Acquisitions, net of cash acquired	(113.1)	—
Other, net	0.2	—
Net Cash – Investing activities	(180.8)	(21.1)
Financing Activities
Commercial paper, net borrowings (repayments)	11.5	(16.0)
Short-term revolving loans, borrowings	—	246.5
Short-term revolving loans, repayments	—	(233.8)
Long-term debt, issued	7.1	3.2
Long-term debt, repayments	(2.1)	(2.1)
Repurchase of common stock	(38.3)	(55.8)
Proceeds from issuance of common stock	11.6	5.8
Dividends paid	(26.1)	(23.9)
Other, net	(0.6)	(0.1)
Net Cash – Financing activities	(36.9)	(76.2)
Exchange rate effects on cash and cash equivalents	(10.6)	(11.4)
Net Cash – Operating activities of discontinued operations	1.1	(1.9)
Net change in cash and cash equivalents	(5.5)	136.0
Cash and cash equivalents – beginning of year (includes restricted cash of $1.0 and $1.2, respectively)	562.2	391.0
Cash and cash equivalents – end of period (includes restricted cash of $1.0 and $1.2, respectively)	$556.7	$527.0
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$2.2	$1.0
Income taxes, net of refunds received	$47.9	$31.0

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, adjusted free cash flow, and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends and share repurchases. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income, Adjusted Operating Margin, and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisitions-related expenses, and unusual or infrequent items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted operating margin and adjusted segment operating margin are defined as adjusted operating income or adjusted segment operating income divided by revenue. We believe that adjusted operating income and adjusted segment operating income are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos expenses, the entire free adjusted cash flow may not be available for discretionary purposes. "Trailing 12 months (TTM) Adjusted free cash flow conversion" is defined as adjusted free cash flow from the trailing 12 months divided by the adjusted income from continuing operations from the trailing 12 months. We believe that adjusted free cash flow and TTM adjusted free cash flow conversion provide useful information to investors as it provides insight into the cash flow metric used by management to monitor and evaluate cash flows generated by our operations. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

Working Capital is defined as the sum of net receivables, net inventory and current contract assets less accounts payable and current contract liabilities. We believe that working capital provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Third Quarter 2019 & 2018
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	$ Change	% Change
	3M 2019	3M 2018	2019 vs. 2018	2019 vs. 2018	3M 2019	3M 2019	3M 2019	Adj. 2019 vs. 2018	Adj. 2019 vs. 2018

Revenue
ITT Inc.	$711.9	$680.6	$31.3	4.6%	$22.6	$(15.6)	$704.9	$24.3	3.6%

Motion Technologies	304.5	310.3	(5.8)	(1.9%)	-	(11.2)	315.7	5.4	1.7%
Industrial Process	240.3	205.0	35.3	17.2%	18.4	(3.4)	225.3	20.3	9.9%
Connect & Control Technologies	167.9	166.0	1.9	1.1%	4.2	(1.0)	164.7	(1.3)	(0.8%)

Orders
ITT Inc.	$702.1	$722.1	$(20.0)	(2.8%)	$22.8	$(16.0)	$695.3	$(26.8)	(3.7%)

Motion Technologies	309.0	314.2	(5.2)	(1.7%)	-	(11.6)	320.6	6.4	2.0%
Industrial Process	235.0	241.7	(6.7)	(2.8%)	17.5	(3.5)	221.0	(20.7)	(8.6%)
Connect & Control Technologies	158.8	166.8	(8.0)	(4.8%)	5.3	(0.9)	154.4	(12.4)	(7.4%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Third Quarter 2019 & 2018
(In Millions)

	3M 2019	3M 2019		3M 2019	3M 2018	3M 2018		3M 2018	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2019 vs. 2018		As Adjusted 2019 vs. 2018

Revenue:
Motion Technologies	$304.5			$304.5	$310.3			$310.3	(1.9%)		(1.9%)
Industrial Process	240.3			240.3	205.0			205.0	17.2%		17.2%
Connect & Control Technologies	167.9			167.9	166.0			166.0	1.1%		1.1%
Intersegment eliminations	(0.8)			(0.8)	(0.7)			(0.7)
Total Revenue	$711.9			$711.9	$680.6			$680.6	4.6%		4.6%

Operating Margin:
Motion Technologies	18.6%	20	BP	18.8%	18.9%	(60)	BP	18.3%	(30)	BP	50	BP
Industrial Process	9.2%	370	BP	12.9%	11.6%	-	BP	11.6%	(240)	BP	130	BP
Connect & Control Technologies	16.9%	70	BP	17.6%	15.7%	30	BP	16.0%	120	BP	160	BP
Total Operating Segments	15.0%	160	BP	16.6%	15.9%	(20)	BP	15.7%	(90)	BP	90	BP

Income (loss):
Motion Technologies	$56.7	$0.6		$57.3	$58.5	$(1.7)		$56.8	(3.1%)		0.9%
Industrial Process	22.0	9.1		31.1	23.7	-		23.7	(7.2%)		31.2%
Connect & Control Technologies	28.4	1.1		29.5	26.0	0.5		26.5	9.2%		11.3%
Total Segment Operating Income	$107.1	$10.8		$117.9	$108.2	$(1.2)		$107.0	(1.0%)		10.2%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent items including certain legal matters.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter 2019 & 2018
(In Millions, except per share amounts)

	Q3 2019			Q3 2019	Q3 2018			Q3 2018	2019 vs. 2018	2019 vs. 2018
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment Operating Income	$107.1	$10.8	#A	$117.9	$108.2	$(1.2)	#A	$107.0
Corporate (Expense)	45.4	(55.4)	#B	(10.0)	29.6	(42.2)	#B	(12.6)
Operating Income	152.5	(44.6)		107.9	137.8	(43.4)		94.4

Interest Income (Expense)	0.9	-		0.9	1.3	(1.1)	#C	0.2
Other Income (Expense)	(0.5)	-		(0.5)	(2.0)	1.4	#D	(0.6)
Income from Continuing Operations before Tax	152.9	(44.6)		108.3	137.1	(43.1)		94.0

Income Tax (Expense)	(34.1)	12.1	#E	(22.0)	(25.9)	4.8	#E	(21.1)
Income from Continuing Operations	118.8	(32.5)		86.3	111.2	(38.3)		72.9

Less: Non Controlling Interest	0.1	-		0.1	0.2	-		0.2
Income from Continuing Operations - ITT Inc.	$118.7	$(32.5)		$86.2	$111.0	$(38.3)		$72.7

EPS from Continuing Operations	$1.34	$(0.37)		$0.97	$1.25	$(0.43)		$0.82	$0.15	18.3%

Note: Amounts may not calculate due to rounding.

#A - 2019 includes restructuring costs ($6.7M), acquisition related costs ($3.3M) and other costs ($0.8M).
#A - 2018 includes restructuring costs ($0.9M) and acquisition related income ($2.1M).

#B - 2019 includes realignment and other costs ($0.8M), and asbestos related benefit ($56.2M).
Note: ($56.2M) net asbestos related benefit includes remeasurement income ($68.1M), offset by asbestos related expense to maintain 10 year accrual ($11.9M).
#B - 2018 includes income, net of related costs, primarily from the sale of excess property ($37.9M) and asbestos related benefit ($4.3M).
Note: ($4.3M) net asbestos related benefit includes a favorable settlement agreement ($24.9M) offset by remeasurement cost ($7.2M), and asbestos related expense to maintain 10 year accrual ($13.4M).

#C - 2018 interest income related to a change in uncertain tax position.

#D - 2018 other income includes net pension settlement costs related to the Industrial Process segment.

#E - 2019 includes various tax-related special items including tax expense for valuation allowance change ($1.3M), tax expense on future distribution of foreign earnings
($1.1M), and the tax impact of other operating special items.
#E - 2018 includes various tax-related special items including tax benefit for valuation allowance change ($1.5M), tax expense for tax law changes ($0.3M), tax benefit on current and future distribution of foreign earnings ($0.2M), tax benefit for change in uncertain tax positions ($3.4M), tax benefit for audit settlements ($0.5M), and the tax impact of other operating special items.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Third Quarter 2019 & 2018
(In Millions)

	9M 2019	9M 2018

Net Cash - Operating Activities	$221.7	$246.6

Capital expenditures	69.3	63.8

Free Cash Flow	152.4	182.8

Legal settlements, net	5.1	-
Insurance settlement agreement, net	-	(16.9)
Asbestos cash payments, net	20.1	42.3
Restructuring cash payments	7.8	5.9
Acquisition / Realignment-related cash payments	1.5	-
Discretionary Pension Contributions, net of tax	6.9	-

Adjusted Free Cash Flow	193.8	214.1

Income from Continuing Operations - ITT Inc.	256.9	281.8

Special Items, net of tax	(7.0)	(67.9)

Income from Continuing Operations - ITT Inc., Excluding
Special Items	$249.9	$213.9

Adjusted Free Cash Flow Conversion	77.6%	100.1%

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2019

	2019 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$3.63	$3.67

Estimated Asbestos Related Costs, Net of Tax	(0.16)	(0.16)

	$3.47	$3.51

Estimated Restructuring and Realignment Costs, Net of Tax	0.15	0.14

Acquisition Related and Other Costs, Net of Tax	0.09	0.08

Other Tax Special Items	0.02	0.02

EPS from Continuing Operations - Adjusted	$3.73	$3.75

Contacts

Investors:
Emmanuel Caprais
+1 914-641-2030
Emmanuel.Caprais@itt.com

Media:
Lisa Wolfe
+1 914-641-2103
Lisa.Wolfe@itt.com